Exhibit 99.1

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: APRIL 22, 2010		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS ENDED MARCH 31, 2010,
DECLARES REGULAR QUARTERLY CASH DIVIDEND, AND
COMMENTS ON FISCAL 2010 OUTLOOK

Cincinnati, OH; April 22, 2010 – LSI Industries Inc. (NASDAQ:  LYTS) today:

•	reported third quarter net sales of $53,466,000, an increase of 13.8% compared to the same period of the prior fiscal year;

•	reported a third quarter net loss of $(2,532,000) or $(0.10) per share, compared to a net loss of $(2,467,000) or $(0.11) per share for the same period of the prior fiscal year;

•	reported nine month net sales of $190,516,000, an increase of 3.8% compared to the same period of the prior fiscal year;

•	reported nine month net income of $697,000 or $0.03 per share, as compared to a net loss of $(13,157,000) or $(0.60) per share for the same period of the prior fiscal year; and

•	declared a regular quarterly cash dividend of $0.05 per share payable May 11, 2010 to shareholders of record May 4, 2010.

•
commented that for the fiscal year ending June 30, 2010 net sales are expected to be between $248 million and $260 million, net income between $1.8 million and $2.6 million, and diluted per share earnings between $0.07 and $0.10.

Financial Highlights (In thousands, except per share data; unaudited)	Three Months Ended March 31			Nine Months Ended March 31
	2010	2009	% Change	2010	2009	% Change
Net Sales	$53,466	$46,989	13.8%	$190,516	$183,614	3.8%

Operating Income (Loss)	$(3,814)	$(3,795)		$1,616	$(13,586)

Net Income (Loss)	$(2,532)	$(2,467)		$697	$(13,157)

Earnings (Loss) Per Share (diluted)	$(0.10)	$(0.11)		$0.03	$(0.60)

LSI Industries Inc. Fiscal 2010 Results
April 22, 2010

	3/31/10	6/30/09

Working Capital	$73,735	$72,500
Total Assets	$167,306	$153,118
Long-Term Debt	$1,108	$--
Shareholders’ Equity	$143,128	$130,473

Third Quarter Fiscal 2010 Results

Net sales in the third quarter of fiscal 2010 were $53,466,000, an increase of 13.8% over last year’s third quarter net sales of $46,989,000.  Lighting Segment net sales increased 5.6% to $35,458,000 (sales to the Commercial / Industrial lighting market decreased 20%), Graphics Segment net sales decreased 3.8% to $10,900,000, Technology Segment net sales increased 192% to $1,282,000, Electronic Components Segment (a new segment in fiscal 2010) net sales were $4,014,000 and net sales of the All Other Category increased 9.1% to $1,812,000.  The fiscal 2010 third quarter net loss of $(2,532,000) or $(0.10) per share, compares to a fiscal 2009 third quarter net loss of $(2,467,000), or $(0.11) per share.  Third quarter fiscal 2010 results include a pre-tax loss on the sale of LSI Marcole of $639,000 and a pre-tax expense for an acquisition-related fair value inventory adjustment of $30,000 related to purchase accounting requirements of LSI ADL Technology’s finished goods and work-in-process inventory.  Third quarter fiscal 2009 results include a $957,000 pre-tax goodwill impairment charge.  Earnings per share represent diluted earnings per share.

Nine Month Fiscal 2010 Results

Net sales in the first nine months of fiscal 2010 were $190,516,000, an increase of 3.8% over last year’s nine month net sales of $183,614,000.  Lighting Segment net sales decreased 6.1% to $118,787,000 (sales to the Commercial / Industrial lighting market decreased 25%), Graphics Segment net sales increased 12.9% to $52,321,000, Technology Segment net sales decreased 41.8% to $2,578,000, Electronic Components Segment (a new segment in fiscal 2010) net sales were $11,661,000 and net sales of the All Other Category decreased 18.5% to $5,169,000.  The fiscal 2010 nine month net income of $697,000 or $0.03 per share compares to a fiscal 2009 nine month net loss of $(13,157,000) or $(0.60) per share.  Fiscal 2010 nine month net income includes a pre-tax loss on the sale of LSI Marcole of $639,000, acquisition-related costs of $520,000 and an acquisition-related fair value inventory adjustment of $643,000 related to purchase accounting requirements of LSI ADL Technology’s finished goods and work-in-process inventory.  The fiscal 2009 nine month net loss includes a $14,207,000 pre-tax goodwill impairment charge.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, "Recessionary influences continue to negatively affect LSI Industries' business.  Our Lighting Segment net sales, while up 5.6% for the third quarter, experienced a 20% decline in sales to the Commercial / Industrial market, a particularly weak area at the present time.  Similarly, our Graphics Segment net sales decreased nearly 4% over the same quarterly period a year earlier.  In addition, our third quarter, which historically has lower sales volume due to seasonal considerations, was negatively impacted by harsh winter weather conditions this year which caused the loss of eleven workdays across three of our lighting manufacturing operations.

LSI Industries Inc. Fiscal 2010 Results
April 22, 2010

“There do not appear to be any clear signs of widespread improving conditions in the markets that LSI serves.  Construction spending in the non-residential market continues depressed as a result of the recent economic recession and a tighter lending environment.  This market lags the general economy and we expect improvement to follow the next economic recovery.   We continue to be encouraged from time-to-time by important new business such as the re-imaging program for a large national convenience store customer utilizing our solid-state LED lighting for over 2,800 non-petroleum sites.  This follow-on project with the same customer certainly validates our growing presence and strong capabilities in the solid-state LED space.  We don't believe we are losing market share to our competitors, the fundamental problem is the lack of overall growth in the markets we serve.  This places us in a holding pattern until market conditions improve.  As stated previously, we have taken numerous actions to reduce costs, improve efficiency, and maintain financial strength during this weak economic period.

"While waiting for better market conditions, we continue to invest in developing new solid-state LED products and underlying technologies.  We are steadfast in our conviction that this type of lighting will continue to gain market share and displace other less energy-efficient lighting.  When the economy and our markets begin to grow again, both our lighting and graphics business units will enjoy higher sales and increased profitability.  We are well positioned with the work that has been done over the last couple of years, some of which includes:  opening our iZone Technology Center which is dedicated to innovative new technology for our lighting and graphics products; upgrading our sales force; developing and introducing new lighting products and graphics capabilities; venturing into new geographic markets abroad, including early success with our recent entry into markets in Europe and the Middle East; and vertically integrating through our acquisition of AdL Technology.

"Fiscal 2010 will undoubtedly be viewed as a very challenging year for LSI Industries and the lighting and graphics markets that it serves.  Although operating results will certainly be well below those of earlier years when our markets were strong and growing, operations are expected to be profitable, cash flow positive, and financial condition highly liquid and sound.  Management's best estimate for the fiscal year ending June 30, 2010 is for net sales between $248 million and $260 million, net income between $1.8 million and $2.6 million, and diluted per share earnings between $0.07 and $0.10.  When a recovery in our lighting and graphics markets occurs, LSI Industries will be in a position to capitalize on higher revenues and enjoy positive operating leverage and sharply higher profitability.

"As stated previously but worth repeating, taking a longer view of the future, we believe LSI Industries is very well positioned to capitalize on the growth of the lighting industry over the next decade.  Clearly, the already present trends of energy efficiency, environmental legislation and cost effectiveness will drive the direction of lighting products and related technologies in the future.  LSI is truly a leader in providing and developing state-of-the-art efficient LED lighting and dynamic LED graphic signage.  The potential of LSI Industries resides in how we think about our long-term growth strategies while we employ short-term oriented tactics and actions to cut costs, improve efficiencies, and remain financially sound.  In short, we are in a mode where we are working to optimize results in challenging market conditions and, at the same time, are preparing the Company for further growth opportunities through carefully selected investments and resource deployment."

Balance Sheet

The balance sheet at March 31, 2010 included current assets of $93.8 million, current liabilities of $20.1 million and working capital of $73.7 million.  The current ratio was 4.68 to 1.  The Company has shareholders’ equity of $143.1 million, $1.1 million of long-term debt, and has borrowing capacity on its commercial bank facilities as of March 31, 2010 of $35 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $35 million in credit facilities, LSI Industries believes its financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

LSI Industries Inc. Fiscal 2010 Results
April 22, 2010

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share payable May 11, 2010 to shareholders of record as of May 4, 2010.  The indicated annual cash dividend rate for fiscal 2010 is $0.20 per share.  LSI Industries has paid regular cash dividends since 1989.  The declaration and amount of any cash and stock dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments and opportunities, including acquisitions.

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net income for the three and nine month periods ended March 31, 2010 and 2009.  Adjusted net income and earnings per share, which exclude goodwill impairment, the loss on the sale of LSI Marcole and the impact of the LSI ADL Technology acquisition deal costs and acquisition-related fair value inventory adjustment, are non-GAAP financial measures.  We believe these results are useful as supplemental measures in assessing the operating performance of our business.  These measures are used by our management, including our chief operating decision maker, to evaluate business results.  We exclude the items identified above because they are not representative of the ongoing results of operations of our business.  Reconciliations of these non-GAAP measures to net income and earnings per share for the periods indicated are presented below.

(in thousands, except per share); unaudited	Third Quarter
	FY 2010	Diluted EPS	FY 2009	Diluted EPS
Reconciliation of net (loss) to adjusted net (loss):

Net (loss) as reported	$(2,532)	$(0.10)	$(2,467)	$(0.11)

Adjustment for the loss on sale of LSI Marcole inclusive of the income tax effect	300	0.01	--	--

Adjustment for the acquisition deal costs and acquisition-related fair value inventory adjustment, inclusive of the income tax effect	16	--	--	--

Goodwill impairment, inclusive of the income tax effect	--	--	746	0.03

Adjusted net (loss) and earnings per share	$(2,216)	$(0.09)	$(1,721)	$(0.08)

LSI Industries Inc. Fiscal 2010 Results
April 22, 2010

(in thousands, except per share); unaudited	Nine Months
	FY 2010	Diluted EPS	FY 2009	Diluted EPS
Reconciliation of net income (loss) to adjusted net income:

Net income (loss) as reported	$697	$0.03	$(13,157)	$(0.60)

Adjustment for the loss on sale of LSI Marcole inclusive of the income tax effect	300	0.01	--	--

Adjustment for the acquisition deal costs and acquisition-related fair value inventory adjustment, inclusive of the income tax effect	545	0.02	--	--

Goodwill impairment, inclusive of the income tax effect	--	--	13,383	0.61

Adjusted net income and earnings per share	$1,542	$0.06	$226	$0.01

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as “guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, including statements contained herein regarding anticipated trends in the Company’s business, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, potential costs associated with litigation and regulatory compliance, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, the cyclical and seasonal nature of our business, the ability to retain key employees of acquired businesses and any other factors that may be identified in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K.  The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

LSI Industries Inc. Fiscal 2010 Results
April 22, 2010

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer with marketing / sales efforts throughout the world with concentration currently on North American, South American, Asian, Australian, New Zealand and European markets.

Building upon its success with the Crossover® LED canopy fixture, LSI is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Company also designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment.  The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,300 people in facilities located in Ohio, New York, North Carolina, Kansas, Kentucky, Rhode Island, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.  More information on LSI’s quarterly earnings, including additional financial analysis and an earnings overview presentation, will also be available at this site after the Investor Call to be held at 3:00 p.m. Eastern Time on Thursday, April 22, 2010.

LSI Industries Inc. Fiscal 2010 Results
April 22, 2010

LSI Industries Inc.
Condensed Statements of Operations

(in thousands, except per share data; unaudited)	Three Months Ended March 31		Nine Months Ended March 31
	2010	2009	2010	2009
Net sales	$53,466	$46,989	$190,516	$183,614

Cost of products and services sold	43,954	38,215	148,107	143,404
Loss on sale of subsidiary	639	--	639	--
Total cost of products and services sold	44,593	38,215	148,746	143,404

Gross profit	8,873	8,774	41,770	40,210

Selling and administrative expenses	12,687	11,612	40,154	39,589

Goodwill impairment	--	957	--	14,207

Operating income (loss)	(3,814)	(3,795)	1,616	(13,586)

Interest expense, net	33	(6)	99	(2)

Income (loss) before income taxes	(3,847)	(3,789)	1,517	(13,584)

Income tax expense (benefit)	(1,315)	(1,322)	820	(427)

Net income (loss)	$(2,532)	$(2,467)	$697	$(13,157)

Income (loss) per common share
Basic	$(0.10)	$(0.11)	$0.03	$(0.60)
Diluted	$(0.10)	$(0.11)	$0.03	$(0.60)

Weighted average common shares outstanding
Basic	24,277	21,801	24,078	21,799
Diluted	24,277	21,801	24,085	21,799

Condensed Balance Sheets
 (in thousands, unaudited)
	March 31, 2010	June 30, 2009
Current Assets	$93,786	$92,117
Property, Plant and Equipment, net	44,661	42,043
Other Assets	28,859	18,958
	$167,306	$153,118

Current Liabilities	$20,051	$19,617
Long-Term Debt	1,108	--
Other Long-Term Liabilities	3,019	3,028
Shareholders’ Equity	143,128	130,473
	$167,306	$153,118